EXHIBIT 12.1
                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES








                                                            For the Three Months
                                                               Ended March 31
                                                             -------------------
Millions of dollars                                              1998      1997
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Earnings from continuing operations ........................      $ 18      $188
Provision for income taxes .................................      $ 79      $149
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         Earnings subtotal .................................        97       337
Fixed charges included in earnings:
   Interest expense ........................................      $ 41      $ 61
   Distribution on convertible preferred securities ........         8         8
   Interest portion of rentals .............................         6         7
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         Fixed charges subtotal ............................        55        76
Earnings from continuing operations
   available before fixed charges ..........................      $152      $413
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Fixed charges:
   Fixed charges included in earnings ......................      $ 55      $ 76
   Capitalized interest ....................................         8         5
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         Total fixed charges ...............................      $ 63      $ 81
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Ratio of earnings from continuing operations
   to fixed charges ........................................       2.4       5.1
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